FOR IMMEDIATE RELEASE	NEWS
November 14, 2023	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Third Quarter 2023 Financial and Operating Results

Third Quarter 2023 Highlights
•Rental revenue of $27.7 million, an increase of 49% when compared to the third quarter of 2022 and 15% when compared to the second quarter of 2023.
•Net income of $2.2 million, or $0.18 per basic share, as compared to a net loss of $80,000 in the third quarter of 2022 and net income of $504,000 in the second quarter of 2023.
•Adjusted EBITDA of $11.8 million, compared to $7.7 million in the third quarter of 2022 and $9.9 million in the second quarter of 2023. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

MIDLAND, Texas November 14, 2023 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology and services to the energy industry, today announced financial results for the three months ended September 30, 2023.

Commenting on the quarter, Stephen C. Taylor our Chairman and Interim Chief Executive Officer, added “We had a very successful third quarter. Our total revenue increased over 16% from the prior quarter with a year over year increase of 42%. These increases were lead by rental revenues that grew by $3.6 million, or 15%, sequentially and $9.1 million, or 49%, when compared to last year’s third quarter. Sales and Aftermarket Services revenue, combined being about 12% of total revenue, grew sequentially by approximately $0.8 million or 28%. Between the second and third quarters of this year, total gross margins grew by 14%. From the prior quarter, SG&A declined by over $2 million or 41% and operating income was up almost six times to $4.9 million. Sequential net income increased by over three times from the prior quarter and EBITDA grew 19% to $11.8 million. In the comparative year over year periods we saw similar growth dynamics and cost savings. Our 2023 capital program is proceeding as planned and, as we experienced in the last quarter, is continuing to show exceptional and positive financial impact.”

Revenue: Total revenue for the three months ended September 30, 2023 increased 42.3% to $31.4 million from $22.0 million for the three months ended September 30, 2022. This increase was due primarily to an increase in rental revenues. Rental revenue increased 48.7% to $27.7 million in the third quarter of 2023, from $18.6 million in the third quarter of 2022 due to the addition of higher horsepower packages and pricing improvements. As of September 30, 2023, we had 1,233 rented units (400,727 horsepower) compared to 1,196 rented units (305,953 horsepower) as of September 30, 2022, reflecting a 31.0% increase in total horsepower deployed. Sequentially, total revenue increased 16.4% to $31.4 million in the third quarter of 2023 compared to $27.0 million in the second quarter of 2023 primarily due to increases in rental revenues.

Gross Margins: Total gross margins, including depreciation increased to $7.9 million for the three months ended September 30, 2023, compared to $3.9 million for the same period in 2022 and $6.5 million for the three months ended June 30, 2023. Total adjusted gross margin, exclusive of depreciation, for the three months ended September 30, 2023, increased to $14.6 million compared to $9.8 million for the three months ended September 30, 2022 and $12.8 million for the second quarter of 2023. These increases are primarily attributable to increased rental revenues and rental gross margin.

Operating Income: Operating income for the three months ended September 30, 2023 was $4.9 million compared to an operating loss of $294,000 for the three months ended September 30, 2022 and operating income of $712,000 during the second quarter of 2023. Operating income in the three months ending June 30, 2023 was negatively impacted by a $779,000 non cash impairment expense relating to software.

Net Income: Net income for the three months ended September 30, 2023, was $2.2 million, or $0.18 per basic share compared to a net loss of $80,000 or $0.01 per basic share for the three months ended September 30, 2022. The increase in net income during the third quarter of 2023 was mainly due to increased rental revenue and gross margin and a decrease in selling, general and administrative expenses ("SG&A"). Sequentially, net income was $504,000 or $0.04 per basic share during the second quarter of 2023. This sequential improvement of $1.7 million was primarily due to higher rental revenue and lower SG&A and impairment costs.

Adjusted EBITDA: Adjusted EBITDA increased 53.1% to $11.8 million for the three months ended September 30, 2023, from $7.7 million for the same period in 2022. This increase was primarily attributable to higher revenues and adjusted gross margins. Sequentially, adjusted EBITDA increased 19.8% to $11.8 million for the three months ended September 30, 2023, compared to adjusted EBITDA of $9.9 million for the three months ended June 30, 2023.

Cash flows: At September 30, 2023, cash and cash equivalents were approximately $0.2 million, while working capital was $22.1 million. For the nine months of 2023, cash flows from operating activities were $25.7 million, while cash flows used in investing activities was $128.7 million. Cash flow used in investing activities included $128.6 million in capital expenditures, of which $126.4 million was dedicated to rental capital expenditures.

Debt: Outstanding debt on our revolving credit facility as of September 30, 2023 was $128 million. Our leverage ratio at September 30, 2023 was 2.71 and our fixed charge coverage ratio was 2.76. The company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show, the nine months ended September 30, 2023 and 2022, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended September 30,				Nine months ended September 30,
	2023		2022		2023		2022
	(in thousands)
Rental	$27,705	88%	$18,631	85%	$74,533	88%	$53,905	86%
Sales	1,413	5%	3,086	14%	6,000	7%	7,270	12%
Aftermarket services	2,251	7%	326	1%	4,413	5%	1,129	2%
Total	$31,369		$22,043		$84,946		$62,304

	Gross Margin
	Three months ended September 30,				Nine months ended September 30,
	2023		2022		2023		2022
	(in thousands)
Rental	$7,683	28%	$2,844	15%	$19,408	26%	$7,985	15%
Sales	(156)	(11)%	932	30%	(811)	(14)%	1,550	21%
Aftermarket services	373	17%	134	41%	919	21%	513	45%
Total	$7,900	25%	$3,910	18%	$19,516	23%	$10,048	16%

	Adjusted Gross Margin (1)
	Three months ended September 30,				Nine months ended September 30,
	2023		2022		2023		2022
	(in thousands)
Rental	$14,243	51%	$8,643	46%	$38,083	51%	$25,445	47%
Sales	(92)	(7)%	1,003	33%	(618)	(10)%	1,758	24%
Aftermarket services	405	18%	140	43%	989	22%	536	47%
Total	$14,556	46%	$9,786	44%	$38,454	45%	$27,739	45%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Total revenue	$31,369	$22,043	$84,946	62,304
Costs of revenue, exclusive of depreciation	(16,813)	(12,257)	(46,492)	(34,565)
Depreciation allocable to costs of revenue	(6,656)	(5,876)	(18,938)	(17,691)
Gross margin	7,900	3,910	19,516	10,048
Depreciation allocable to costs of revenue	6,656	5,876	18,938	17,691
Adjusted Gross Margin	$14,556	$9,786	$38,454	$27,739

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment expenses, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net income	$2,171	$(80)	$3,045	$187
Interest expense	1,600	25	1,785	74
Income tax expense (benefit)	1,046	(73)	1,442	288
Depreciation and amortization	6,807	6,016	19,390	18,118
Non-cash stock compensation expense	209	583	1,826	1,337
Severance expenses	—	1,258	1,224	1,407
Impairment expense	—	—	779	—
Adjusted EBITDA	$11,833	$7,729	$29,491	$21,411

Conference Call Details: The Company will host its earnings conference call on Wednesday, November 15, 2023, at 10:00am CDT (11:00am EDT). To listen to the call, participants should access the webcast on www.ngsgi.com under the Investor Relations section. To participate, please call (800) 550-9745 using conference ID 167298 approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression technology for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland with manufacturing and fabrication facilities located in Tulsa, and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended September 30, 2023, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Anna Delgado, Investor Relations
(432) 262-2700 ir@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$197	$3,372
Trade accounts receivable, net of allowance for doubtful accounts of $529 and $338, respectively	28,041	14,668
Inventory	26,115	23,414
Federal income tax receivable (Note 4)	11,538	11,538
Prepaid income taxes	—	10
Prepaid expenses and other	1,436	1,145
Total current assets	67,327	54,147
Long-term inventory, net of allowance for obsolescence of $40 and $120, respectively	2,172	1,557
Rental equipment, net of accumulated depreciation of $193,795 and $177,729, respectively	355,382	246,450
Property and equipment, net of accumulated depreciation of $17,737 and $16,981, respectively	21,074	22,176
Right of use assets - operating leases, net of accumulated amortization $864 and $721, respectively	261	349
Intangibles, net of accumulated amortization of $2,353 and $2,259, respectively	806	900
Other assets	4,791	2,667
Total assets	$451,813	$328,246
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$30,550	$6,481
Accrued liabilities	14,608	23,726
Current operating leases	98	155
Deferred income	—	37
Total current liabilities	45,256	30,399
Long-term debt	128,000	25,000
Deferred income tax liability	41,206	39,798
Long-term operating leases	163	194
Other long-term liabilities	3,223	2,779
Total liabilities	217,848	98,170
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,688 and 13,519 shares issued, respectively	136	135
Additional paid-in capital	116,254	115,411
Retained earnings	132,579	129,534
Treasury shares, at cost, 1,310 shares	(15,004)	(15,004)
Total stockholders' equity	233,965	230,076
Total liabilities and stockholders' equity	$451,813	$328,246

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Rental income	$27,705	$18,631	$74,533	$53,905
Sales	1,413	3,086	6,000	7,270
Aftermarket services	2,251	326	4,413	1,129
Total revenue	31,369	22,043	84,946	62,304
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	13,462	9,988	36,450	28,460
Cost of sales, exclusive of depreciation stated separately below	1,505	2,083	6,618	5,512
Cost of aftermarket services, exclusive of depreciation stated separately below	1,846	186	3,424	593
Selling, general and administrative expenses	2,845	4,064	12,267	8,875
Depreciation and amortization	6,807	6,016	19,390	18,118
Impairment expense	—	—	779	—
Total operating costs and expenses	26,465	22,337	78,928	61,558
Operating income (expense)	4,904	(294)	6,018	746
Other income (expense):
Interest expense	(1,600)	(25)	(1,785)	(74)
Other income (expense), net	(87)	166	254	(197)
Total other income (expense), net	(1,687)	141	(1,531)	(271)
Income (loss) before provision for income taxes	3,217	(153)	4,487	475
Income tax benefit (expense)	(1,046)	73	(1,442)	(288)
Net income (loss)	$2,171	$(80)	$3,045	$187
Earnings (loss) per share:
Basic	$0.18	$(0.01)	$0.25	$0.02
Diluted	$0.18	$(0.01)	$0.25	$0.02
Weighted average shares outstanding:
Basic	12,378	12,192	12,295	12,344
Diluted	12,403	12,192	12,372	12,434

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,045	$187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,390	18,118
Amortization of debt issuance costs	287	35
Deferred income tax expense	1,408	285
Stock-based compensation	1,826	1,337
Bad debt allowance	199	—
Impairment expense	779	—
Gain on sale of assets	(281)	(106)
Loss (gain) on company owned life insurance	49	551
Changes in operating assets and liabilities:
Trade accounts receivables	(13,572)	(2,210)
Inventory	(2,608)	(2,576)
Prepaid expenses and prepaid income taxes	(281)	(417)
Accounts payable and accrued liabilities	14,951	6,592
Deferred income	(37)	(1,312)
Other	543	(309)
NET CASH PROVIDED BY OPERATING ACTIVITIES	25,698	20,175
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(128,563)	(35,250)
Purchase of company owned life insurance	(378)	(272)
Proceeds from sale of property and equipment	231	167
NET CASH USED IN INVESTING ACTIVITIES	(128,710)	(35,355)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	103,000	2,000
Payments of other long-term liabilities, net	(50)	(2)
Payments of debt issuance cost	(2,131)	—
Purchase of treasury shares	—	(6,660)
Taxes paid related to net share settlement of equity awards	(982)	(515)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	99,837	(5,177)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,175)	(20,357)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,372	22,942
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$197	$2,585
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,347	$25
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$63	$91
Transfer of rental equipment to inventory	$708	$—